Integrated BioPharma Reports Results for its Quarter Ended September 30, 2020

HILLSIDE, NEW JERSEY (November 12, 2020) - Integrated BioPharma, Inc. (OTC QB: INBP) (the “Company”) reports its financial results for the quarter ended September 30, 2020.

Revenue for the quarter ended September 30, 2020 was $15.2 million compared to $11.4 million for the quarter ended September 30, 2019, an increase of $3.8 million or 33.0%.  The Company had operating income for the quarter ended September 30, 2020 of $1.5 million compared to operating income of $0.5 million for the quarter ended September 30, 2019.

For the quarter ended September 30, 2020, the Company had net income of $1.0 million or $0.04 per share of common stock, compared with net income of $0.3 million or $0.01 per share of common stock for the quarter ended September 30, 2019.  The Company’s diluted net income per share of common stock for the quarters ended September 30, 2020 and 2019 were $0.03 and $0.01 per share of common stock, respectively.

“We are excited to report that our revenue increased by approximately 33% in the quarter ended September 30, 2020 from the prior quarter ended September 30, 2019 and that our revenue from our two significant customers in our Contract Manufacturing Segment remained consistent; representing approximately 92% and 91% of total revenue in the quarters ended September 30, 2020 and 2019, respectively,” stated the Co-Chief Executive Officers of the Company, Riva Sheppard and Christina Kay.

Mrs. Sheppard and Ms. Kay further stated, “we are also pleased that Eric Friedman has filled the vacancy on our Board of Directors as a Class III director and look forward to working with him as a member of our Board of Directors.”

A summary of our financial results for the quarter ended September 30, 2020 and 2019 follows:

INTEGRATED BIOPHARMA, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except share and per share amounts)
(unaudited)
	Fiscal Year Ended
	September 30,
	2020	2019

Total revenue	$15,172	$11,406
Cost of sales	12,799	10,007
Gross profit	2,373	1,399
Selling and administrative expenses	864	923
Operating income	1,509	476
Other expense, net (1)	(41)	(127)

Income before income taxes	1,468	349
Income tax expense, net	427	37
Net income	$1,041	$312

Net income per common share:
Basic	$0.04	$0.01
Diluted	$0.03	$0.01
Weighted average common shares outstanding:
Basic	29,645,943	29,565,943
Diluted	31,713,076	30,724,633

(1)  Includes interest expense of $76 and $124, respectively.

About Integrated BioPharma Inc. (INBP)

Integrated BioPharma, Inc. is engaged primarily in manufacturing, distributing, marketing and sales of vitamins, nutritional supplements and herbal products. Further information is available at www.ibiopharma.com.

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, as well as assumptions, that, if they never materialize or prove incorrect, could cause the results of INBP to differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements generally are identified by the words “expects,” “anticipates,” believes,” intends,” “estimates,” “should,” “would,” “strategy,” “plan” and similar expressions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements and are not guarantees of future performance. Such statements speak only as of the date hereof, are subject to change and should not be relied upon for investment purposes.  INBP undertakes no obligation to revise or update any statements for any reasons. The risks, uncertainties and assumptions include developments in the market and related products and services, risks associate with the outbreak and continued spread of COVID-19 and other risks and uncertainties described in the section entitled “Risk Factors” in INBP’s most recent Annual Report on Form 10-K.  Accordingly, INBP cannot give assurance that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the results of operations or financial condition of INBP.